Exhibit 99.2

Forest Oil Announces 2013 Capital Budget and Guidance

Total Capital Budget of $355 Million to $375 Million; Exploration and Development Capital of $315 Million to $325 Million

2013 Average Equivalent Net Sales Volumes Guidance of 220 MMcfe/d to 230 MMcfe/d (40% Liquids)

2013 Average Oil Net Sales Volumes Expected to Grow Organically in Excess of 30% in 2013 Pro Forma for Divestitures

Second Half 2013 Average Equivalent Net Sales Volumes Expected to be Higher than First Half 2013 Pro Forma for Divestitures

Liquids Expected to Comprise 45% of Average Equivalent Net Sales Volumes by the End of 2013

DENVER--(BUSINESS WIRE)--February 20, 2013--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced that its Board of Directors has approved a 2013 capital budget and provided 2013 average net sales volumes and cost guidance.

Patrick R. McDonald, President and CEO, commented, “Forest’s 2013 capital budget is designed to maximize our capital efficiency and hold the central fairway of our Eagle Ford acreage position, while allowing us to maintain balance sheet flexibility and ample financial liquidity. We have confidence in the quality of our core assets and the majority of our capital dollars will target oil projects, resulting in an expected 30% pro forma growth in oil volumes as our production mix continues to shift to a higher value liquids stream from less favorable natural gas. Importantly, we believe that our planned activity will allow us to return to growth in 2013 as second half average net sales volumes are expected to be higher than the first half on a pro forma basis. We are also looking for additional opportunities to lower drilling and completion costs to further enhance project economics in all of our operational areas. In summary, we believe that Forest is positioned to continue its liquids production and reserves growth during 2013 as we capture the oil resource potential of our Panhandle Area and Eagle Ford positions.”

2013 GUIDANCE

The following guidance is subject to all the cautionary statements and limitations described immediately below and under the caption “Forward-Looking Statements.” Estimates for Forest's future sales volumes are based on assumptions of capital expenditure levels and the assumption that market demand, prices for liquids and gas, and the cost of required services and materials will continue at levels that allow for economic production of these products. The production, transportation, and marketing of liquids and gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error, and meteorological events (including, but not limited to severe weather, hurricanes, and earthquakes). Further, actual capital expenditures are subject to a number of factors, including economic conditions, well performance, and commodity prices, and Forest has the flexibility to reduce or increase the budget as appropriate. Therefore, Forest can give no assurance that its future results will be as estimated.

The information contained throughout this press release presented for 2012 comparisons, unless otherwise indicated, relates only to Forest on a pro forma basis, exclusive of asset divestitures.

2013 Capital Budget: Forest’s capital budget for 2013 will focus entirely on oil and other liquids-based drilling opportunities within the Company’s concentrated asset base. Current plans entail operating four to five drilling rigs in 2013 with a total exploration and development capital budget of $315 million to $325 million (excluding capitalized interest, capitalized stock-based compensation, and asset retirement obligations incurred) and approximately $40 million to $50 million for non-drilling related activities as detailed below:

Capital Budget ($MM)	Budget Low	Budget High

Exploration and Development Capital Budget	$315	$325

Non-Drilling Capital Budget:
Leasehold, Seismic, and Other	20	25
Capitalized Overhead	20	25

Total Capital Budget	$355	$375

Forest expects to maintain two operated rigs in the Panhandle Area, one to two operated rigs in the Eagle Ford, and one operated rig in East Texas. The exploration and development capital budget is being allocated 45% to the Panhandle Area, 35% to the Eagle Ford, and 20% to East Texas.

Average Net Sales Volumes: Forest expects 2013 net sales volumes to average 220 to 230 MMcfe/d, excluding average net sales volumes associated with the South Texas property divestiture that closed on February 15, 2013, and is estimated to be comprised of approximately 60% natural gas and 40% liquids (20% oil and 20% natural gas liquids). The Company currently projects average oil net sales volumes to grow organically in excess of 30% in 2013 as compared to 2012 (adjusting for the impact of asset sales) and for the liquids component to increase from approximately 35% of average equivalent net sales volumes in the first quarter of 2013 to approximately 45% in the fourth quarter of 2013. Based on current projections and planned activity, the Company believes that second half of 2013 average net sales volumes will be higher than first half of 2013 average net sales volumes on a pro forma basis. Forest’s average net sales volumes guidance does not include approximately 25-30 MMcfe/d in the first quarter of 2013 associated with the South Texas property divestiture.

Price Differentials: 2013 price differential guidance does not include the effects of natural gas and oil derivatives that Forest currently has in place.

Based on current prices, Forest expects natural gas price differentials in 2013 will average $0.45 to $0.55 per MMbtu less than the NYMEX Henry Hub price.

Based on current prices, Forest expects oil price differentials in 2013 will average $0.00 to $2.00 per Bbl greater than the NYMEX West Texas Intermediate (WTI) price.

Based on current prices, Forest expects natural gas liquids realizations in 2013 will average 30-35% of the WTI price.

Production Expense: Forest expects production expense, which includes lease operating expense, ad valorem taxes, production taxes, and product processing, gathering and transportation, will be $1.30 to $1.35 per Mcfe.

General and Administrative (G&A) Expense: Forest expects G&A expense will be $35 million to $40 million, not including stock-based compensation expense, or $0.40 to $0.50 per Mcfe.

Income Tax Expense: Forest’s effective income tax rate associated with its 2013 operations is expected to be 38% to 39% (inclusive of applicable federal and state taxes), and Forest’s current tax is expected to be 1% to 2% of the total income tax expense.

Stock-Based Compensation Expense: Forest expects non-cash stock-based compensation expense will be $14 million to $16 million, or $0.17 to $0.19 per Mcfe.

Depreciation, Depletion and Amortization (DD&A) Expense: Forest expects its DD&A rate will be $2.30 to $2.50 per Mcfe.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for natural gas and liquids prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of natural gas and liquids.

These risks relating to Forest include, but are not limited to, natural gas and liquids price volatility, its level of indebtedness, access to cash flows and other sources of liquidity, its ability to replace production or to renew or maintain leases, its ability to compete with larger producers, the uncertainty inherent in estimating oil and gas reserves, the impact of low natural gas and liquids prices, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations. Forest's estimated proved reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

February 20, 2013

CONTACT:
Forest Oil Corporation
Larry C. Busnardo, 303-812-1441
Director – Investor Relations